SHAREHOLDER MEETING

Special Meetings of each of the Sun Capital All Cap Fund, Sun Capital Investment Grade Bond Fund, Sun Capital Money Market Fund, Sun Capital Real Estate Fund, SC Davis Venture Value Fund, SC Oppenheimer Main Street Small Cap Fund, SC FI Large Cap Growth Fund, and SC Blue Chip Mid Cap Fund each, a Fund collectively, the Funds of the Sun Capital Advisers Trust the Trust were held on June 25, 2007.

Record owners of the Funds shares were asked to elect the following five individuals as members of the Trusts Board of Trustees, including four individuals who currently served as Trustees:

James M.A. Anderson
Michael P. Castellano
Dawn Marie Driscoll
Anthony C. Paddock
William N. Searcy, Jr.

The shareholders of the Funds voted to approve the election of the five individuals as members of the Trusts Board of Trustees. The voting results are as follows:


James M.A. Anderson For: 166,345,080.677 equal to 96.747% of the shares present or represented; Withhold: 5,594,003.737 equal to 3.253% of the shares present or represented.

Michael P. Castellano For: 166,440,776.560 equal to 96.802% of the shares presentor represented; Withhold: 5,498,307.854 equal to 3.198% of the shares present or represented.

Dawn Marie Driscoll For: 166,442,258.857 equal to 96.803% of the shares present or represented; Withhold: 5,496,825.557 equal to 3.197% of the shares present or represented.

Anthony C. Paddock For: 166,176,582.461 equal to 96.649% of the shares present or represented; Withhold: 5,762,501.953 equal to 3.351% of the shares present or represented.

William N. Searcy, Jr.For: 166,468,105.148 equal to 96.818% of the shares present or represented; Withhold: 5,470,979.266 equal to 3.182% of the shares present or represented.


In addition, record owners of SC FI Large Cap Growth Fund were asked to approve aproposal to continue to rely on the manager of managers exemptive order issued to the Trust by the Securities and Exchange Commission the Manager of Managers Proposal. The manager of managers Order (the Order) permits the Trusts Board of Trustees to approve the appointment of a subadviser to the Fund or a material change to the Funds subadvisory agreement without obtaining further shareholder approval.

The shareholders of SC FI Large Cap Growth Fund voted to approve a proposal to continue to rely on the manager of managers exemptive order issued to the Trust by the Securities and Exchange Commission. The voting results are as follows:

Proposal to Continue reliance on Manager of Managers Order For: 10,047,368.926 equal to 88.888% of the shares present or represented;Against: 556,909.170 equal to 4.926% of the shares present or represented; and Abstain 699,186.732 equal to 6.186% of the shares present or represented.